UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CASSIDY MEDIA, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-5022973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cassidy Media, Inc.
P.O. Box 49, 134 Suncook Valley Road,
Center Barnstead, New Hampshire 03225
Phone: (702) 943-0714
Facsimile: (516) 887-8250
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-136614 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.0001 value (Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

We are authorized to issue 500,000,000 common stock with par value of 0.0001, of which 9,000,000 shares are issued and outstanding as of August 8, 2006. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Each holder of the Company's Common shares is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation*
3.3	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form SB-2, file number 333-136614 filed with the Securities and Exchange Commission on August 14, 2006

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CASSIDY MEDIA, INC.

Date: September 12, 2006	By:	/s/ Kimberly A. Hennessey
Name: Kimberly A. Hennessey
Title: President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer)

Date: September 12, 2006	By:	/s/ Nicole Gagne
Name: Nicole Gagne
Title: Secretary